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Media Contact:	Investor Contact:
Jennifer Krueger	Chelsea Heffernan
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Cirrus Logic, Inc.	Cirrus Logic, Inc.
(512) 851-5581	(512) 851-4125
corpcomm@cirrus.com	investor@cirrus.com

Cirrus Logic Nominates Duy-Loan T. Le for Election to Board of Directors

AUSTIN, Texas – May 24, 2023 – Cirrus Logic (NASDAQ: CRUS) today announced that its board of directors nominated Duy-Loan T. Le to stand for election at the company’s 2023 Annual Meeting expected to be held in July.
Le brings a long history of technology leadership and accomplishment from her 35-year career at Texas Instruments (TI), including overseeing global R&D centers, joint ventures, foundries and OSAT (Outsourced Semiconductor Assembly and Test) partnerships in Asia and Europe. In addition, she has been awarded 24 U.S. patents, was inducted into the Women in Technology Hall of Fame and became the first engineer to be inducted into the Asian Hall of Fame. Le has also been honored for her philanthropic contributions worldwide, including receiving a Congressional Special Recognition. Le currently serves on the boards of Wolfspeed, Inc. (NASDAQ: WOLF), National Instruments (NASDAQ: NATI), Atomera, Inc. (NASDAQ: ATOM) and BrainChip Holdings Ltd. (NASDAQ: BRCHF).
“We are pleased to nominate Duy-Loan for election to the Cirrus Logic Board of Directors,” said John Forsyth, president and chief executive officer, Cirrus Logic. “Her technical prominence and deep semiconductor expertise spanning chip design, silicon manufacturing technology development and advanced technology manufacturing will provide valuable insights as a member of the Cirrus Logic team.”
Departing board member John Carter has been a member of the Cirrus Logic board since 2009. He served on both the Audit and the Compensation and Human Resources committees. “John has been an invaluable member of the board,” said Cirrus Logic Board Chair, David Tupman. “His insights and legacy of innovation in the audio space, along with business leadership, will be missed.”

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

This Press Release is Not a Solicitation of Proxies
This press release is not a solicitation of proxies from holders of common stock of Cirrus Logic, Inc. The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2023 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2023 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.

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